EXHIBIT 16.1

December 21, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Healthcare Business Resources Inc. under Item 4.01 of its Form 8-K dated December 21, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Healthcare Business Resources, Inc. contained therein.

Very truly yours,

Marcum LLP